Exhibit 10.1
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement"), dated as of <Date of Agreement>, between Lexmark International, Inc., a Delaware corporation, with its principal place of business in Fayette County, Kentucky (the "Employer"), and <Name of Employee> (the "Employee").

W I T N E S S E T H:

WHEREAS, the Employer and the Employee desire to enter into an employment agreement and terminate the Employment Agreement entered into by the parties on <Date of Prior Agreement>, each thereby relinquishing all rights and benefits and terminating all duties and obligation of each party thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Term; Position and Responsibilities.

(a)           Term of Employment.  Unless the Employee's employment shall sooner terminate pursuant to Section 6, the Employer shall employ the Employee for a term commencing on the day hereof and ending on <Date of Termination> (the "Term") and the Employee's employment shall continue thereafter at will.

(b)           Position and Responsibilities.  The Employee will serve as <Employee Title> and in such other executive capacity or capacities as may be determined from time to time by or under the authority of the Board of Directors of the Employer ("Employer's Board"), and the Employee will devote all of his skill, knowledge and working time (except for reasonable vacation time and absence for sickness or similar disability) to the conscientious performance of his duties.  The Employee acknowledges that, as a result of his position with the Employer, he has responsibility for the operation and worldwide competitive positioning of the Employer and for ensuring that the Employer remains a leading developer, manufacturer and supplier of printers, multifunctional devices and associated supplies, services and solutions on a worldwide basis.  The Employee represents that he is entering into this Agreement voluntarily and that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound.

2.           Base Salary.  As compensation for the services to be performed by the Employee hereunder, the Employer will pay the Employee an annual base salary of <Annual Salary> during the term of his employment hereunder.  The Employer will review the Employee’s base salary from time to time during the period of his employment hereunder and, in the unfettered discretion of the Employer, may increase such base salary from time to time based upon the performance of the Employee, the financial condition of the Employer, prevailing industry salary scales and such other factors as the Employer shall consider relevant.  (The annual base salary payable to the Employee under this Section 2, as the same may be increased from time to time, shall hereinafter be referred to as the “Base Salary.”)  The Base Salary payable under this Section 2 shall be reduced to the extent that the Employee elects to defer such Base Salary under the terms of any deferred compensation or savings plan maintained or established by the Employer, provided that any such reduction of the Base Salary shall not be taken into account for purposes of calculating the Annual Bonus (as defined in Section 3).  The Employer shall pay the Employee the Base Salary in biweekly installments, or in such other installments as may be mutually agreed upon by the Employer and the Employee.

3.   Short-term Incentive Compensation.  The Employee shall receive an annual incentive bonus award (the "Annual Bonus") of up to <maximum percentage> of the Employee’s Base Salary paid to the Employee during each calendar year during the term of the Employee's employment hereunder.  Such Annual Bonus may be awarded pursuant to the terms of the Employer’s Senior Executive Incentive Compensation Plan (the “SEICP”) if the Employee is a participant in such plan, or the Employer’s annual Incentive Compensation Plan, if the Employee is not a participant in the SEICP.  The Annual Bonus shall be determined by the Employer based on annual objectives established by the Employer and approved by the Compensation and Pension Committee of Employer’s Board (the “Annual Objectives”).  If all Annual Objectives are achieved, the Annual Bonus shall be <target percentage> of the Employee’s Base Salary paid to the Employee during each calendar year during the term of the Employee's employment hereunder (the “Target Bonus”).  Notwithstanding the foregoing, the Employer may increase or decrease the amount of the Annual Bonus (including providing no bonus) based upon the Employer’s judgment of Employee’s overall contribution to the Employer’s business results.  In any event, the Employee’s Annual Bonus shall not exceed the Maximum Award as set forth in the SEICP.  To the extent that the Employee is a participant in the SEICP at the relevant time, the terms of the SEICP, as amended from time to time, are incorporated into and made a part of this Agreement.  In the event of a conflict, the terms of the SEICP shall control.  The Annual Bonus shall be paid to the Employee within the first 2-1/2 months of the calendar year immediately following the end of the performance period.

4.           Employee Benefits.  During the term of the Employee's employment hereunder, employee benefits, including, but not limited to, life, medical, dental and disability insurance, will be provided to the Employee in accordance with programs at the Employer then available to executive employees.  The Employee shall also be entitled to participate in all of the Employer's profit sharing, pension, retirement, deferred compensation and savings plans, as the same may be amended and in effect from time to time, at levels and having interests commensurate with the Employee's then current period of service, compensation and position.

5.           Perquisites and Expenses.

(a) General.  During the term of the Employee's employment hereunder, the Employee shall be entitled to participate in any special benefit or perquisite program available from time to time to executive employees of the Employer on the terms and conditions then prevailing under such program.

(b) Business Travel, Lodging, etc.  The Employer shall reimburse the Employee for reasonable travel, lodging and meal expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to the Employer, of the incurrence and purpose of each such expense.  Any reimbursement in accordance with this Section 5(b) shall be made promptly as incurred, and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year.

6.           Termination of Employment.

(a)           Termination Due to Death or Disability.  In the event that the Employee's employment hereunder terminates due to death or is terminated by the Employer due to the Employee's Disability (as defined below), no termination benefits shall be payable to or in respect of the Employee except as provided in Section 6(f)(ii).  For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by the Employee of his duties hereunder lasting (or likely to last, based on competent medical evidence presented to Employer's Board) for a continuous period of six months or longer.  The reasoned and good faith judgment of Employer's Board as to the Employee's Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by the Employee or by any physician or group of physicians or other competent medical experts employed by the Employee or the Employer to advise Employer's Board.

(b)           Termination by the Employer for Cause.  The Employee may be terminated for Cause by the Employer.  "Cause" shall mean (i) the willful failure of the Employee substantially to perform his duties hereunder (other than any such failure due to physical or mental illness) after a demand for substantial performance is delivered to the Employee by the executive to which the Employee reports or by Employer's Board, which notice identifies the manner in which such executive or Employer's Board, as the case may be, believes that the Employee has not substantially performed his duties, (ii) the Employee's engaging in willful and serious misconduct that is injurious to the Employer or any of its subsidiaries, (iii) the Employee's making a substantial, abusive use of alcohol, drugs, or similar substances, and such abuse in the Employer's judgment has affected his ability to conduct the business of the Employer in a proper and prudent manner, (iv) the Employee's conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony, or (v) the willful and material breach by the Employee of any of his obligations hereunder, or the willful and material breach by the Employee of any written covenant or agreement with the Employer or any of its affiliates not to disclose any information pertaining to the Employer or any of its affiliates or not to compete or interfere with the Employer or any of its affiliates.

(c)           Termination by the Employer Without Cause.  The Employee may be terminated Without Cause by the Employer.  A termination "Without Cause" shall mean a termination of employment by the Employer other than due to death, Disability as defined in Section 6(a) or Cause as defined in Section 6(b).

(d)           Termination by the Employee.  The Employee may terminate his employment for "Good Reason."  "Good Reason" shall mean a termination of employment by the Employee within 90 days following (i) any assignment to the Employee of any duties, functions or responsibilities that are significantly different from, and result in a substantial and material diminution of, the duties, functions or responsibilities that the Employee has on the date hereof or (ii) the failure of the Employer to obtain the assumption of this Agreement by any successor as contemplated by Section 14.  The Employee’s termination shall be contingent upon the Employer’s failure to cure the event triggering the Employee’s termination for Good Reason within 30 days following the receipt of the Employee’s written Notice of Termination pursuant to Section 6(e).

(e)           Notice of Termination.  Any termination by the Employer pursuant to Section 6(a), 6(b) or 6(c), or by the Employee pursuant to Section 6(d), shall be communicated by "Notice of Termination" addressed to the other party to this Agreement.  A "Notice of Termination" shall mean a written notice stating that the Employee's employment hereunder has been or will be terminated, indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of employment.  A Notice of Termination by the Employee pursuant to Section 6(d) must be provided to the Employer within 90 days of the date the Employee has actual knowledge of the occurrence of the event or circumstances described in the definition of Good Reason.

(f)           Payments Upon Certain Terminations.

(i)           In the event of a termination of the Employee's employment Without Cause or a termination by the Employee of his employment for Good Reason, the Employer shall pay to the Employee (A) (1) the greater of (x) his Base Salary, if any, for the period from the Date of Termination (as defined below) through the last day of the Term or (y) an amount equal to one year's Base Salary, less (2) any amounts paid or to be paid to the Employee under the terms of any severance plan or program of Employer, if any, as in effect on the Date of Termination, (B) the Annual Bonus with respect to a completed fiscal year to the extent not theretofore paid to the Employee and (C) a Pro Rata Share of the Annual Bonus (as defined below) for the fiscal year in which the Date of Termination occurred.  Amounts payable under (A) above will be paid to the Employee in a lump sum in cash as soon as reasonably practicable after the

Date of Termination, provided that the payment at such time can be characterized as a “short-term deferral” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Employee is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Employee’s death or the date that is six months and one day following the Employee’s Date of Termination.  The Annual Bonus payable to the Employee under (B) above will be paid to the Employee within the first 2 ½ months after the close of the calendar year to which the Annual Bonus applies, and the Pro Rata Share of the Annual Bonus under (C) above shall be payable as described in Section 6(f)(iii) below.

(ii)           If the Employee's employment shall terminate upon his death or Disability or if the Employer shall terminate the Employee's employment for Cause, the Employer shall pay the Employee his full Base Salary through the Date of Termination, plus, in the case of termination upon the Employee's death or Disability, the Annual Bonus as set forth in Section 6(f)(i)(B) above and a Pro Rata Share of the Annual Bonus (as defined below) for the fiscal year in which death or Disability occurs.  Any benefits payable to or in respect of the Employee under any otherwise applicable plans, policies and practices of the Employer shall not be limited by this provision.

(iii)           For purposes of this Section 6, the "Pro Rata Share of the Annual Bonus" shall be calculated and paid as follows.  The Pro Rata Share of the Annual Bonus (A) will be equal to the product of (1) the Annual Bonus, calculated based on the actual achievement, as certified by the Compensation and Pension Committee of Employer’s Board, of the Annual Objectives, and (2) a fraction equal to the number of full months in such year prior to the Date of Termination over 12, and (B) will be paid to the Employee within the first 2-1/2 months after the close of calendar year in which the Date of Termination occurs.

(iv)           Notwithstanding anything to the contrary in Section 6(f)(i) above, if the Employee becomes entitled to receive severance pay under the Change in Control Agreement by and between the Employer and the Employee (the “CIC Agreement”), including but not limited to severance pay payable as a result of the Employer’s failure to obtain the assumption of this Agreement by any successor as contemplated by Section 14 hereof, such severance pay under the CIC Agreement shall be in lieu of the severance pay to which the Employee would otherwise have been entitled to under clauses (A), (B) and (C) of Section 6(f)(i) above.

(g)           Date of Termination.  As used in this Agreement, the term "Date of Termination" shall mean (i) if the Employee's employment is terminated by his death, the date of his death, (ii) if the Employee's employment is terminated by the Employer for Cause, the date on which Notice of Termination is received, (iii) if the Employee's employment is terminated Without Cause or due to the Employee's Disability, 30 days after the date on which Notice of Termination is received or, if no such Notice is given, 30 days after the date of termination of employment, and (iv) if the Employee’s employment is terminated by the Employee for Good Reason, 31 days after the date on which Notice of Termination is received, provided that the Employee does not terminate his employment for Good Reason until he has given the Employer at least 30 days in which to cure the event or circumstances set forth in the Notice of Termination and such event or circumstance is not cured by the 30th day.

(h)           Condition to Payments.  The Employer's obligation to make any payments hereunder shall be conditioned upon the Employee’s continued compliance with the terms of this Agreement and the Employer's receipt of an appropriately signed "General Release and Covenant Not to Sue" in form and substance satisfactory to the Employer.  Payments made under this Agreement shall immediately cease and the Employee shall repay within 60 days of the violation all amounts previously paid pursuant to Section 6(f) in the event that the Employee violates the terms of the "General Release and Covenant Not to Sue" or the Employee violates any of the covenants contained in Sections 7, 8, 9 and 10 of this Agreement prior to the Date of Termination or thereafter.

7.           Unauthorized Disclosure.  During and after the term of his employment hereunder, the Employee shall not, without the written consent of Employer's Board, the General Counsel of the Employer, or the Chief Executive Officer of the Employer, disclose to any person (other than an employee or director of the Employer or its affiliates, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of his duties as an executive of the Employer) any confidential or proprietary information, knowledge or data that is not theretofore publicly known and in the public domain obtained by him while in the employ of the Employer or its subsidiaries with respect to the Employer or any of its subsidiaries or affiliates or with respect to any products, improvements, formulas, recipes, designs, processes, customers, methods of distribution, operation or manufacture, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, plans, strategies, personnel, organization, trade secrets or know-how of the Employer or any of its subsidiaries or affiliates (collectively, "Proprietary Information"), except as may be required by law or in connection with any judicial or administrative proceedings or inquiry.

8.           Non-Competition.  During the period of the Employee's employment and thereafter for a period equal to the number of months providing the basis for calculating any termination payments to the Employee under Section 6, if any such payments are required, but in any event for at least 12 months from the Date of Termination, the Employee, regardless of whether such termination is at the insistence of the Employer or the Employee, shall not engage directly or indirectly in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder of, any partnership, corporation or other entity which competes with a business (including any product or service offering of such business) that represents 5% or more of the aggregate gross revenues of the Employer and its subsidiaries, or competes with Employer’s solution services business, and which is then engaged in such competition in any geographical area in which the Employer or any of its subsidiaries is then engaged in such business without first obtaining written approval from the Employer, provided that the Employee's ownership of less than 1% of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute competition with the Employer.  The Employer may grant or deny such approval in its sole discretion.

9.           Non-Interference.  During the period of the Employee's employment and thereafter for a period equal to the number of months providing the basis for calculating any termination payments to the Employee under Section 6, if any such payments are required, but in any event for at least 36 months from the Date of Termination, the Employee, regardless of whether such termination is at the insistence of the Employer or the Employee, shall not, directly or indirectly, for his own account or the account of any other person or entity: (a) disparage, criticize, or otherwise make any derogatory statements regarding the products and services of the Employer or its subsidiaries or Employer’s Board, officers or employees; (b) solicit, recruit, induce, employ or hire, or attempt to solicit, recruit, induce, employ or hire, directly or by assisting others (including, but not limited to, any new employer, any employee of the Employer or its subsidiaries, or any former employee of the Employer or its subsidiaries who within six months of that time has been employed by the Employer or its subsidiaries) any person or entity who or which is at the time, or within six months of that time has been, employed by or otherwise engaged to perform services for the Employer or its subsidiaries; or (c) solicit, interfere with, or otherwise entice or attempt to entice away any person or entity who or which is a customer or prospective customer of the Employer or its subsidiaries (including a person or entity who or which is a customer or prospective customer by either direct contract or relationship with the Employer or its subsidiaries or who or which has purchased, leased, or otherwise acquired the Employer’s or its subsidiaries’ products or service from the Employer’s or its subsidiaries’ distributors, parties for whom Employer is an original equipment manufacturer, dealers or resellers), a supplier to the Employer or its subsidiaries, or has, within the previous 36 months, been a customer of or supplier to the Employer or its subsidiaries.

10.           Return of Documents.  In the event of the termination of the Employee's employment for any reason, the Employee will deliver to the Employer all memoranda, notes, records, drawings, manuals, or other documents, and all copies thereof including any electronic information (e.g., e-mails and spreadsheets) or copies, that are in the possession of the Employee, whether made or compiled by the Employee or furnished to the Employee by the Employer.

11.           Forfeiture.

(a)           Forfeiture of Realized and Unrealized Gains on Incentive Awards for Breach of this Agreement.  If the Employee violates any provision of Sections 7, 8, 9 or 10 of this Agreement, and the Employee is no longer employed by the Employer or its subsidiaries, whether or not the termination of employment occurs prior to or subsequent to such violation, then (1) all stock incentive awards, including but not limited to stock options, restricted stock awards and any deferred stock units, held by the Employee shall terminate effective as of the date on which the Employee violates this Agreement, unless terminated sooner by operation of another term or condition of the Employee’s stock incentive award agreement or the plan pursuant to which such award has been issued, and (2) any gain realized by the Employee on the vesting of restricted stock or deferred stock units, and option gains (represented by the closing market price on the date of exercise over the exercise price, multiplied by the number of options exercised without regard to any subsequent market price decrease or increase) realized by the Employee from exercising all or a portion of the Employee’s options, within 18 months preceding the earlier of (a) the violation of Section 7, 8, 9, or 10 and (b) the Employee’s Date of Termination; and through the later of (c) 18 months following the violation of Section 7, 8, 9, or 10 and (d) such period of time as it takes the Employer to discover such violation, shall be paid promptly by the Employee to the Employer.  The Employee agrees that the Employer has the right to withhold the amount owed to it from any amounts that the Employer may owe the Employee from time to time (including, but not limited to, wages or other compensation, fringe benefits, or vacation pay); provided, however, if any amounts that the Employer is required to pay to the Employee are subject to Code Section 409A, any such withholding by the Employer from those amounts shall comply with Code Section 409A to the extent applicable thereto.  The Employee and the Employer agree that this forfeiture provision does not waive any other rights at law that the Employer may have, including but not limited to, equitable rights which would include injunctive relief.

(b)           Forfeiture under the Employer’s Executive Compensation Recovery Policy.  The Employee acknowledges and agrees that he is subject to the terms and conditions of the Employer’s Executive Compensation Recovery Policy (including any successor policy that may be adopted by the Employer to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and the Rules promulgated thereunder), and that all or any portion of the Employee’s Annual Bonus, other incentive compensation, and equity compensation may be subject to forfeiture and previously paid amounts may be subject to recovery by the Employer in accordance with the Executive Compensation Recovery Policy.

12.           Waiver of Defenses; Enforceability of Covenants.  The Employee acknowledges and agrees that the covenants contained in Sections 7, 8, 9 and 10 of this Agreement (as well as each subsection of such Sections) shall be construed as agreements independent of each other and of any provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by the Employee against the Employer, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Employer of said covenants.  The Employee further agrees that the term of the covenants contained in Sections 7, 8, 9 and 10 of this Agreement (as well as each subsection of such Sections) and the geographic limitations are reasonable limits within the context of the Employee’s current or former activities for the Employer.  The Employee therefore waives any defense to enforcement of these covenants on the grounds that these covenants are not valid or that the terms of these covenants are not reasonable, but the

Employee expressly does not waive the right to seek a construction of the covenants themselves.  In the event that any provisions relating to these covenants shall be declared by a court of competent jurisdiction to exceed the maximum time periods and/or areas of restriction deemed reasonable and enforceable, the time period and/or areas of restriction deemed reasonable and enforceable by such court shall become and thereafter be the maximum time period and/or areas.

13.           Employer’s Right to Obtain an Injunction.  The Employee acknowledges that the Proprietary Information and the covenants contained in Sections 7, 8, 9 and 10 of this Agreement are extremely valuable to the Employer, and the Employee recognizes and agrees that the injury the Employer will suffer in the event of the Employee’s breach of this Agreement cannot be compensated by monetary damages alone, including pursuant to Section 11, and the Employee therefore agrees that the Employer, in addition to and without limiting any other remedies or rights that it may have, either under this Agreement or otherwise, shall have the right to obtain an injunction against the Employee (including but not limited to, a temporary restraining order or a preliminary or permanent injunction), without the posting of any bond and without proof of actual damages, to prevent breaches or threatened breaches of this Agreement and/or to compel specific performance of this Agreement from a court of competent jurisdiction, enjoining any such breach.

14.           Assumption of Agreement.  The Employer will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.  Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement entitling the Employee to receive severance pay under the CIC Agreement upon a termination of employment by Employee for “Good Reason” as defined in the CIC Agreement.  As used in this Agreement, "Employer" shall mean the Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15.           Entire Agreement.  Except as otherwise expressly provided herein, this Agreement, the CIC Agreement and any Indemnification Agreement made and entered into by and between Employer and Employee or any Indemnification Agreement by and among Lexmark International Group, Inc. and/or the Employer and the Employee (the “Indemnification Agreement”) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including those made to or with the Employee by any other person or entity) are merged herein, in the CIC Agreement and in the Indemnification Agreement and superseded hereby and thereby.  In the avoidance of any doubt, this Agreement does not alter, modify or otherwise amend or supersede any agreement or understandings between the Employer and the Employee as to the Lexmark Agreement Regarding Confidential Information and Intellectual Property, any stock option plan/agreements, sales commission plans/agreements, bonus plans/agreements, incentive compensation plans/agreements or restricted stock unit plans/agreements that may be offered to the Employee by the Employer, from time to time.

16.           Indemnification.  The Employer agrees that it shall indemnify and hold harmless the Employee to the fullest extent (a) permitted by Delaware law from and against any and all liabilities, costs, claims and expenses arising out of the employment of the Employee hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of the Employee and (b) provided by the Indemnification Agreement.

17.           No Mitigation.  The Employee shall not be required to mitigate the amount of any payment that the Employer becomes obligated to make in connection with this Agreement, the CIC Agreement or the Indemnification Agreement, by seeking other employment or otherwise.

18.           Miscellaneous.

(a)           Binding Effect.  This Agreement shall be binding on and inure to the benefit of the Employer and its successors and permitted assigns.  This Agreement shall also be binding on and inure to the benefit of the Employee and his heirs, executors, administrators and legal representatives.

(b)           Governing Law and Venue.  If a dispute arises between the parties, including disputes that may arise out of or relate to this Agreement or the breach, termination, or validity thereof, or the compensation, promotion, demotion, discipline, discharge, or terms and conditions of employment of the Employee (hereinafter, a “Dispute”), and if a Dispute cannot be settled through direct discussions, the parties agree that a federal or state court located in Fayette County, in the Commonwealth of Kentucky, is an appropriate forum and the parties hereby consent to the legal jurisdiction of such courts.  AS SUCH, ANY AND ALL ACTIONS, SUITS, OR OTHER LEGAL PROCEEDINGS ARISING FROM OR REGARDING THIS AGREEMENT AND ANY DISPUTE BETWEEN THE PARTIES (INCLUDING ANY ACTION BY THE EMPLOYEE AGAINST ANOTHER EMPLOYEE OR AGENT OF THE EMPLOYER) SHALL BE BROUGHT EXCLUSIVELY IN A STATE OR FEDERAL COURT SITUATED WITHIN FAYETTE COUNTY IN THE COMMONWEALTH OF KENTUCKY.  THE PARTIES HEREBY WAIVE ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH PROCEEDING IN FAYETTE COUNTY, THE LOCATION OF THE PRINCIPAL OFFICE OF THE EMPLOYER; provided, however, that an action or ancillary proceeding to enforce injunctive relief or a judgment obtained by a party in said Fayette County court may be in any appropriate forum.  This Agreement shall be deemed to have been entered into in the Commonwealth of Kentucky; this Agreement is a contract performable wholly or partly within the Commonwealth of Kentucky; and this Agreement as well as any Dispute shall be governed by, enforced and interpreted in accordance with the laws of the Commonwealth of Kentucky, notwithstanding its conflict of law provisions.  In any action by the Employer against the Employee in any forum, the Employee waives personal service of any summons, complaint or other process and agrees that the service thereof may be made personally or by registered or certified mail directed to the Employee at his home address.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR OTHER LEGAL PROCEEDING.

(c)           Internal Revenue Code Section 409A.  For purposes of this Agreement, the terms “terminate,” “terminated” or “termination of employment,” and variations thereof, are intended to mean a separation from service or termination of employment that constitutes a “separation from service” under Code Section 409A.  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement that is subject to Code Section 409A may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury Department regulations issued thereunder.  The parties intend that this Agreement be interpreted and construed in compliance with Section 409A of the Code and Treasury Department regulations and other interpretive guidance issued thereunder to the extent applicable.  Notwithstanding the foregoing, the Employer shall not be required to assume any increased economic burden in connection therewith.

(d)           Taxes.  The Employer may withhold from any payments made under this Agreement all federal, state, city or other applicable taxes.

(e)           Amendments.  No provision of this Agreement may be modified, waived or discharged unless such modification is approved by Employer’s Board or such waiver or discharge is approved by Employer's Board or Chief Executive Officer, and is agreed upon in writing by the Employee and the Chief Executive Officer, or in the case of the Chief Executive Officer, the Chair of the Compensation and Pension Committee.  Notwithstanding the foregoing, any modification, waiver or amendment required by law may be made, or be deemed to be made, by a duly authorized officer of the Employer without the express approval of Employer’s Board and without the Employee’s consent.

(f)           Reformation; Severability.  If any provision of this Agreement is held by a court to be unreasonable in scope or duration or otherwise, the court shall, to the extent permitted by law, reform such provision so that it is enforceable, and enforce the applicable provision as so reformed.  Reformation of any provision of this Agreement pursuant to this subsection shall not affect any other provision of this Agreement or render this Agreement unenforceable or void.

(g)           Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)         if to the Employer, to it at:

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
Attention: General Counsel

(B)          if to the Employee, to him at his last
                                                                known address in the Company’s records.

(h)           Survival.  Sections 7, 8, 9,10, 11, 12, 13, 16, 17 and 18 and, if the Employee's employment terminates in a manner giving rise to a payment under Section 6(f), Section 6(f) and 14 shall survive the termination of the employment of the Employee hereunder as well as the termination of this Agreement.

(i)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)           Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(k)           Pronouns.  Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

(l)           Termination of Existing Agreement.  Upon the execution of this Agreement by a representative of the Employer and the Employee, the Employment Agreement entered into by the parties on <Date of Prior Agreement> is hereby terminated, and each party to this Agreement hereby relinquishes all rights and benefits and terminates all duties and obligations pursuant to such agreement.

(m)           Employee Acknowledgment.  The Employee represents and confirms that the Employee has been, and is hereby, advised by the Employer to consult (at the Employee’s expense) with an attorney and otherwise seek financial and legal advice prior to executing this Agreement, has thoroughly discussed all aspects of this Agreement with such advisors as the Employee has determined appropriate, has carefully read and fully understands all of the provisions of this Agreement, is not relying on any statements made by any representative, attorney, employee, officer or member of the Board of Directors of the Employer, is voluntarily entering into this Agreement, and has had a reasonable period of time to consider this Agreement.
{Signature Page Follows}

IN WITNESS WHEREOF, the Employer has duly executed this Agreement by its authorized representatives and the Employee has hereunto set his hand, in each case effective as of the date first above written.

LEXMARK INTERNATIONAL, INC.

By: _______________________________
       <Name of Executive>
                             <Title>

THE EMPLOYEE:  <Name of Employee>

___________________________________